UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 31, 2014
Date of Report (Date of earliest event reported)

TECHNOLOGIES SCAN CORP.
(Exact name of registrant as specified in its charter)

Nevada	333-173569	99-0363559
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

77, 52nd Avenue St.-Hippolyte, Quebec, Canada	J8A 3L3
(Address of principal executive offices)	(Zip Code)

(438) 500-1309
Registrant’s telephone number, including area code

N/A
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1. REGISTRANT’S BUSINESS AND OPERATIONS

ITEM 1.02 TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT

The Board of Directors (the "Board") of Technologies Scan Corp., a Nevada corporation (the "Company"), previously approved the execution of a letter of intent dated as of December 16, 2013 (the "Letter of Intent"), with FedTech Services, Inc., a private company organized under the laws of the State of Delaware ("FedTech"). In accordance with the terms and provisions of the Letter of Intent: (i) the Company and FedTech were to enter into a share exchange agreement pursuant to which the shareholders of FedTech (the "FedTech Shareholders") would tender all of the issued and outstanding shares of common stock of FedTech to the Company in exchange for the issuance by the Company of its shares of restricted common stock to the FedTech Shareholders representing an equity interest of 30% of the Company; (ii) FedTech would submit two general performance benchmarks pertaining to future equity ownership interest in the Company, which dates were to be June 30, 2014 whereby FedTech's gross revenue would be $4,000,000 ("June 2014 Benchmark") and August 31, 2014 whereby FedTech's gross revenue would be $6,000,000 ("August 2014 Benchmark"); and (iii) in the event the June 2014 Benchmark was exceeded by 35%, FedTech would not be required to meet the August 2014 Benchmark and the terms of the share exchange agreement would be deemed to have been met and final transfer of equity interest would have been made by the Company to TedTech Shareholders resulting in a 65% equity interest in the Company. Both the Company and FedTech needed to complete their respective due diligence by December 31, 2013. In the event both parties are satisfied with its due diligence, the Company and FedTech shall execute a definitive share exchange agreement and any other documentation as required.

On January 31, 2014, the Company and FedTech mutually agreed to terminate the Letter of Intent. Thus management is currently under negotiations with other potential candidates.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(a) Financial Statements of Business Acquired.

Not applicable.

(b) Pro forma Financial Information.

Not applicable.

(c) Shell Company Transaction.

Not applicable.

(d) Exhibits.

Not applicable.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TECHNOLOGIES SCAN CORP.

DATE: February 6, 2014	By:	/s/ Ghislaine St-Hilaire
	Name:	Ghislaine St-Hilaire
	Title:	President

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